Exhibit B

Date:

Corvus Pharmaceuticals, Inc.

863 Mitten Road Suite 102

Burlingame, CA 94010

CREDIT SUISSE SECURITIES (USA) LLC

COWEN AND COMPANY, LLC,

  As Representatives of the Several Underwriters,

    c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue

New York, N.Y. 10010-3629

    c/o Cowen and Company, LLC,

599 Lexington Avenue

New York, NY 10022

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering (“Offering”) will be made that is intended to result in the establishment of a public market for the common stock, par value $0.0001 (the “Securities”) of Corvus Pharmaceuticals, Inc. (the “Company”), the undersigned hereby agrees that during the period commencing on the date of this Lock-Up Agreement (this “Lock-Up Agreement”) and ending 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Cowen and Company, LLC (together the “Representatives”), in each case, other than (A) transfers of Securities or other securities as a bona fide gift or gifts or by testate succession or intestate distribution, (B) any Securities acquired by the undersigned in the Offering or on the open market following the Offering, (C) the exercise of stock options or other similar awards granted pursuant to the Company’s equity incentive plans, provided that such restriction shall apply to any of the Securities issued to the undersigned upon such exercise, (D) any Securities or other securities that are transferred to the Company for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award of equity-based compensation granted pursuant to the Company’s equity incentive plans or in connection with tax or other obligations as a result of testate succession or intestate distribution, (E) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that no sales of the undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period referred to above, (F) transfers not involving a disposition for value to a member or members of the undersigned’s family or to a trust, the direct or indirect beneficiaries of which are the undersigned and/or a member or members of his or her family, (G) transfers or dispositions of the Undersigned’s Securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, (H) distributions not involving a disposition for value of Securities or other securities to members, partners or stockholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the undersigned (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the undersigned), (I) the transfer or disposition of the undersigned’s Securities or other securities that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (J) if the undersigned is an investment company registered under the Investment Company Act of 1940, as amended (a “Mutual Fund”), transfers of the undersigned’s Securities pursuant to a merger or reorganization with or into another Mutual Fund that shares the same investment adviser registered pursuant to the requirements of the Investment Advisers Act of 1940, as amended and (K) the transfer of the undersigned’s Securities or other securities to the Company pursuant to any contractual arrangement in effect on the date of this Lock-Up Agreement that provides for the repurchase of the undersigned’s Securities or such other securities by the Company or in connection with the termination of the undersigned’s employment or other service relationship with the Company; provided that in the case of any transfer or distribution pursuant to clause (A), (F), (G), (H), (I) or (J), each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), or (D) through (I), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

In the event that any of the restrictions set forth in this Lock-Up Agreement or in any similar letter agreement shall be waived or terminated with respect to any of the securities of any Holder (as defined in the Amended and Restated Investors’ Rights Agreement dated September 16, 2015, by and among the Company and the investors listed on Exhibit A thereto), officer, director or holder of more than one percent of the Company’s outstanding Securities (in any such case, the “Released Securities”), the same percentage of securities of each Holder as the percentage the Released Securities represent with respect to the Securities held by the applicable Holder, officer, director or holder of more than one percent of the Company’s outstanding Securities shall be waived or terminated on the same terms (the “Pro Rata Release”), as applicable; provided, however, that in the case of a waiver or termination from the restrictions described herein during the Lock-Up Period in connection with an underwritten public offering of the Securities, whether or not such offering or sale is wholly or partially a secondary offering, such waiver or termination shall only apply with respect to the undersigned’s participation in such offering or sale (provided that the conditions of the following paragraph are satisfied). The provisions of this paragraph will not apply unless and until the Representatives on behalf of the Underwriters have waived or terminated the restrictions set forth in this Lock-Up Agreement with respect to Securities subject to this Lock-Up Agreement or a similar letter agreement having an aggregate value of $2,000,000 or more.

Notwithstanding any other provisions of this Lock-Up Agreement, no waiver or termination will trigger the Pro Rata Release if such waiver or termination, in full or in part, is in connection with any follow on underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Securities during the Lock-Up Period, so long as the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Securities or otherwise “Piggyback” on a registration statement filed by the Company for the offer and sale of Securities, is offered the opportunity to participate on a pro rata basis in such follow-on offering on pricing terms that are no less favorable than the terms of such follow-on offering, and in the event the Representatives make the determination to cut back the number of securities to be sold by all selling stockholders in the follow-on offering, such cut back shall be applied to the undersigned on a consistent basis.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of Securities or any security convertible into or exercisable or exchangeable for Securities pursuant to a bona fide third party tender offer made to all holders of the Company’s common stock or a merger, amalgamation, consolidation or other similar transaction, in each case that is approved by the Board of Directors of the Company and that is on substantially the same terms for holders of at least 50.1% of the outstanding common stock of the Company, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Securities or other such securities in connection with such transaction, or vote any Securities or other such securities in favor of any such transaction); provided that if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any Securities or any security convertible into or exercisable or exchangeable for Securities subject to this Lock-Up Agreement shall remain subject to the restrictions contained in this Lock-Up Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, this Lock-Up Agreement shall only be applicable to the Holders if all officers, directors and holders of more than one percent of the Company’s outstanding Securities enter into a similar letter agreement.

In the event that either of the Representatives withdraws from or declines to participate in the Offering, all references to the Representatives contained in this agreement shall be deemed to refer to the sole Representative that continues to participate in the Offering (the “Sole Representative”), and, in such event, any written consent, waiver or notice given or delivered in connection with this agreement by the Sole Representative shall be deemed to be sufficient and effective for all purposes under this Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before June 30, 2016. The undersigned understands that (i) on June 30, 2016 if the Public Offering Date shall not have occurred, (ii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, (iii) if the Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering or (iv) the registration statement related to the Offering has been completely withdrawn prior to the closing of the Offering, the undersigned shall be released from all obligations under this Lock-Up Agreement. This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

[Signature page follows]

Very truly yours,

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